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                                                                    Exhibit 99.1



          Carter Israel Contact:    IA Corporation Contact:
          SABRINA HUGHES            CHARLES CARRICO
          (408) 998-5433            (510) 450-6804

                  IA CORPORATION ACQUIRES @WORK TECHNOLOGIES

 Acquisition Positions IA to Deliver a Full Range of Products and Services for
              E-Presentment and Customer Service on the Internet

EMERYVILLE, Calif., September 16, 1999 -- IA Corporation (Nasdaq: IACPC), a provider of information commerce software for the Internet, announced today the acquisition of @Work Technologies, a New York-based provider of advanced document distribution and electronic commerce applications which utilize Java and other Internet-based technologies. As a result, IA has positioned itself to further capitalize on the burgeoning e-presentment marketplace.

@Work Technologies is the developer of WorkOut(TM), an advanced system for distributing computer-generated documents over the Internet and private Intranets. The WorkOut(TM) system, one of the few of its class that is active in large institutions, enables its clients to take full advantage of Internet technologies in order to enhance customer relationships, improve productivity, reduce cost, and achieve a competitive edge in today's fast-moving e-enterprises.

@Work Technologies is recognized as one of the early innovators in the Internet billing and statement distribution market. @Work's clients are some of the world's most respected institutions, including Pitney Bowes Inc. and HPA (Hermes Precisa Pty Ltd) - Australia's largest producer of bills and statements.

The acquisition of @Work Technologies brings IA Corporation an array of benefits including:
 .    strong technology and talent in the e-presentment space
 .    open scalable architecture
 .    emerging standard tools, including CORBA and XML
 .    a competitive edge in e-statement and e-bills
 .    double-byte architecture for international expansion.

"This acquisition brings to IA a rare combination of business and technical expertise which has created some of the most successful packages in both the document management and financial industries," IA Corporation President and CEO Kevin Moran said. "E-presentment combined with IA's repository management and integrated with legacy and web platforms leads to valuable information portals and a synergy in meeting the huge demand for high-end information commerce solutions."
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As a result of the acquisition, IA Corporation adds to its management team
@Work's CEO Jim Flynn, who will become Vice President of Business Development, and Chief Technologist Bill Clarke, who will be joining as Chief Architect. Flynn and Clarke are recognized experts on the Java program language and other Internet technologies and are credited for authoring one of the earliest and most comprehensive books on Java entitled Visual J++ Java Programming (New Riders, 1996). In addition, both Flynn and Clark have a long and successful record of accomplishment in developing industry leading document management software.

"@Work's WorkOut Server has a unique value proposition," says Jeetu Patel, vice president of research at Doculabs, a research and advisory firm focusing on e-business solutions. "IA's customer base and resources will truly allow @Work to take its innovation to the next level of mass adoption. The acquisition also has great potential in providing IA with a more complete offering to its customers and to open the doors for new markets."

"The acquisition of @Work Technologies positions IA as a significant entry into the e-commerce and Web portal market," said Mason Grigsby, a partner with IMERGE Consulting. "The high performance, scalable, metadata index lets IA deliver bills, statements, computer transaction reports, document images and text through the Internet."

IA Corporation acquired @Work Technologies for approximately $3.6 million in cash, stock and compensation. This union extends IA Corporation's presence in the expanding e-presentment and document commerce markets.

IA Corporation

IA Corporation, headquartered in Emeryville, Calif., develops and delivers software products that allow leading edge financial services organizations to integrate the power of the Internet with their network document repositories to provide increased customer service, one-to-one marketing and business intelligence. Its client base includes 20% of the largest banks in the United States, the largest mutual fund organizations, leading global brokerage firms and many of the world's largest information technology outsourcing companies.

@Work Technologies

@Work Technologies, headquartered in New York City, is focused on enabling its clients to take full advantage of Internet technologies in order to improve productivity, reduce cost, and make better decisions.


This press release contains forward looking statements, including but not limited to statements regarding the e-presentment and document commerce market size and opportunities, anticipated customer usage, the features and benefits of the WorkOut system, the benefits of the @Work Technologies acquisition, and the competitive advantages of @Work Technologies' and products. Actual results may vary from anticipated results and such differences may be material, based on a number of factors, including the actual size and available opportunities of the e-presentment and document commerce market, customer acceptance of and market demand for the Company's products, the ability to of the Company's products and @Work acquisition to achieve anticipated benefits, the ability of the Company to integrate the operations of the two companies and retain key @Work employees as well as other risk factors as described in for IA's Form 10-K for the year ended December 31, 1998, and the Company's 10-Q for the quarter ended March 30, 1999 and Company's 10-Q for the quarter ended June 30, 1999.